MADSEN & ASSOCIATES, CPA’s INC. Certified Public Accountants and Business Consultants	684 East Vine St. #3 Murray, Utah 84107 Telephone 801-268-2632 Fax 801-262-3978

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the prospectus of Lions Gate Lighting Corp. and Subsidiary, of our report dated May 12, 2006 accompanying the consolidated financial statements of Lions Gate Lighting Corp. and Subsidiary for the period from inception of May 2, 2005 to February 28, 2006 which is part the registration statement on From SB-2 and to the reference to us under the heading “Experts” in the registration statement.

January 5, 2007

/s/ Madsen & Associates, CPA’s Inc.

Madsen & Associates, CPA’s Inc.